Exhibit 99.1

SURFACE ONCOLOGY RESETS PORTFOLIO PRIORITIES, EXTENDS CASH RUNWAY THROUGH 2021

Significantly reduces scope of its CD47 program, SRF231

Accelerates IND filing for SRF388 (IL-27) into Q4 2019

IND filing for SRF617 (CD39) remains on track for Q4 2019

CAMBRIDGE, Mass., Dec. 18, 2018 — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, announced today updates related to its product pipeline, notably the significant reduction of the investment in and scope of its SRF231 program, the planned filing of two Investigational New Drug applications (INDs) in 2019 and extension of its cash runway.

“A disciplined approach to both drug development and portfolio prioritization is central to our mission to develop truly innovative immunotherapies to help those affected by cancer,” said Jeff Goater, chief executive officer of Surface Oncology. “The decision to significantly reduce the scope of our SRF231 program was driven by initial data from our ongoing phase 1 trial, the CD47 competitive landscape, as well as the continued emergence and prioritization of our CD39 and IL-27 programs.”

The company is conducting a multi-center, open-label phase 1 trial of SRF231 designed to assess safety and tolerability in multiple ascending doses. To date, 18 patients have been treated with SRF231 on an every-three-week schedule. During the dose escalation portion of the phase 1, two hematologic dose-limiting toxicities (DLTs) were seen at a lower dose (12 mg/kg) than anticipated and resolved without long-term toxicity. Surface will explore additional dose administration schedules but will not open expansion cohorts in the phase 1 study.

“While the early biological activity observed in the clinic with SRF231 potentially represents novel biology, specifically a lack of hemagglutination and differential effects on white blood cells, it does not meet our standard for pursuing additional clinical expansions at this time,” said Rob Ross, M.D., chief medical officer of Surface Oncology. “In the coming months we will focus on identifying a potential dose and schedule, while exploring key insights about SRF231.”

This outlined activity may support business development opportunities for SRF231. The company anticipates presenting additional SRF231 data in the second half of 2019.

Surface believes the reprioritization of its programs will extend the company’s projected cash runway through 2021 based upon its current operating plan, which includes advancing its next two preclinical programs SRF617 and SRF388 into clinical studies and through initial clinical data. Phase 1 clinical work for the company’s Novartis-partnered CD73 program, NZV930, is ongoing. Based on the reallocation of capital, the company now anticipates that the SRF388 program will accelerate and be ready for IND filing before the end of 2019. Cash and cash equivalents at year end 2018 is projected to be approximately $160 million.

ABOUT SURFACE ONCOLOGY

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD73, CD39, IL-27 and CD47. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. The company has a pipeline of seven novel immunotherapies and a strategic collaboration with Novartis focused on up to three next-generation cancer immunotherapies.

For more information, please visit www.surfaceoncology.com.

Contacts:

Seth Lewis

slewis@surfaceoncology.com

617-665-5031

Ten Bridge Communications

Krystle Gibbs

krystle@tenbridgecommunications.com

508-479-6358

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. These forward-looking statements are based on our management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to: our limited operating history and historical losses, our liquidity, our projected cash runway, our ability to successfully develop SRF617, SRF388 and our other product candidates through current and future milestones on the anticipated timeline, if at all, the potential future development opportunities for SRF231, results from preclinical studies or early clinical trials may not be representative of larger clinical trials, results from the clinical trials and preclinical studies of third parties working in immuno-oncology and our dependence on third parties in connection with our manufacturing, clinical trials and pre-clinical studies. Additional risks and uncertainties that could affect our future results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Prospectus dated April 18, 2018, which is available on the SEC’s website at www.sec.gov and our website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.